EXHIBIT 10.1

LOAN AGREEMENT

This Loan Agreement is made and entered into as of the 8th day of September, 2010, by and between THE BANKERS’ BANK OF KENTUCKY, INC., a Kentucky banking organization with main offices in Frankfort, Kentucky (“Bankers’”) and PREMIER FINANCIAL BANCORP, INC., a Kentucky corporation (“Borrower”) and a multi-bank holding company under the Bank Holding Company Act of 1956, as amended, for various banking organizations;

WHEREAS, the parties hereto have reached an understanding as to the lending of money by Bankers’ to Borrower which Borrower will use in toto to retire existing indebtedness of Borrower to Lender and to further capitalize a subsidiary bank of Borrower as hereinafter specified;.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements and undertakings contained in this Agreement, which Borrower acknowledges Bankers’ is relying upon in granting, renewing, and making advances upon the Credit Facility referred to below, and for all the good and valuable consideration, Bankers’ and Borrower hereby agree as follows:

I.

Loan.

1. The Loan.

    Bankers’ agrees, on the terms and conditions set forth herein, to make a Credit Facility (“Facility”) in the amount of Eleven Million Three Hundred Thousand ($11,300,000) Dollars through the lending to Borrower under that Term Note (“Term Note”) all in accordance with the terms hereof and the Stock Pledge and Security Agreement of even date herewith.

1.2 Security.

    The Credit Facility to Borrower, including all costs, expenses and interest thereunder, shall be continuously secured by a first and prior pledge and security interest in a minimum of one hundred (100%) percent of (a) the outstanding shares of common capital stock, $1 par value, of Citizens Deposit Bank and Trust, Inc., Vanceburg, Kentucky (“Citizens”) and (b) the outstanding shares of common capital stock, $25 par value, of Farmers-Deposit Bank, Eminence, Kentucky (“Farmers”), and any other equity security of Citizens and Farmers as

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may be outstanding from time to time and as allowed under this Agreement, the Stock pledge and Security Agreement or the Term Note.

II.

Closing.

2.1 The Closing.

The closing (“Closing”) shall take place at 11:00 o’clock AM, local time, on September 8, 2010, at the main offices of Bankers’.

2.2 Documents at Closing.

At or prior to Closing, Borrower shall deliver to Bankers’ each of the following documents duly authorized, and executed, and in form acceptable to Bankers’:

(a) This Agreement;

(b) The Term Note (Exhibit “A”) evidencing the obligation of Borrower to Bankers’ pursuant to this Agreement;

(c) The Stock Pledge and Security Agreement attached hereto as Exhibit “B”, together with original Certificates representing the shares specified in Subsection 1.2 hereof, (clear of all liens and encumbrances) with duly executed stock powers;

(d) Certificates executed by Borrower affirming that, as of the date of Closing (i) the representations and warranties set forth herein are true, complete and accurate; (ii) Borrower is not in breach of any covenants contained herein; and (iii) no Event of Default has occurred or is existing;

(e) An Opinion of Counsel for Borrower dated the date of Closing in the form of Exhibit “C”, attached hereto and otherwise in form and substance satisfactory to Bankers’ in its sole discretion;

(f) A copy of the Articles of Incorporation of Borrower, Citizens and Farmers, and a copy of the By-Laws of each said Organization, certified by the Secretary of each of said Organizations to be true, complete and correct copies thereof, as of the date of Closing;

(g) Copies of Minutes of Borrower, certified by its Secretary, evidencing due and proper authorization for Borrower to enter into this Agreement, the Stock Pledge and Security Agreement, the Term Note and supplemental documents thereto and to engage in the acts and transactions specified therein;

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(h) A Certificate of the Secretary of Borrower certifying the names of the officers authorized to execute and deliver this Agreement, the Note, the Stock Pledge and Security Agreement and other documents supplemental thereto and to which the Borrower is party, together with the true signatures of such officers so authorized;

(i) Borrower’s check in an amount sufficient too pay the costs of preparation of this Loan Agreement, supplemental documents and closing this loan transaction.

(j) Such other documents and instruments as Bankers’ may request to insure the binding effect in accordance with the terms thereof of any document supplemental to this Agreement, or to affect the intent of this Agreement.

2.3 Further Considerations to Closing.

The obligation of Bankers’ to enter into the Credit Facility and to make the loan under the Term Note at Closing is subject additionally to the following conditions:

(a)       Accuracy of Representations: The representations and warranties made herein and in any document supplemental hereto shall be true and correct as of the date of Closing;

(b)      Compliance of Covenants: There shall be no violation of, and no event or condition shall have occurred which could or would result in a violation of, any covenant or other provision contained in this Agreement, the Term Note, the Stock Pledge and Security Agreement, or any document supplemental hereto;

(c)       Event of Default: No Event of Default shall have occurred or be continuing or be threatened as of the date of Closing;

(d)      Satisfactory Financial Condition: Borrower’s financial condition and that of Citizens and Farmers, shall be satisfactory to Bankers’, in its sole discretion, as of Closing;

(e)     Proceedings: All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents instrumental thereto, shall be satisfactory in form and substance to Bankers’ and their counsel, in Bankers’ sole and absolute discretion.

III.

Representations and Warranties.

To induce Bankers’ to enter into this Agreement, Borrower makes the following representations, covenants and warranties as of the date hereof, and, except where specified,

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such representations, covenants and warranties shall be effective and true at all times throughout the term of this Agreement, which shall survive the Closing and shall be deemed to be restated each time Borrower delivers documents or reports required hereby pursuant to this Agreement:

3.1 Organization:

(a) Borrower is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, has paid all fees due and owing to the Office of the Kentucky Secretary of State, and has delivered to that Office its most recent Annual Report as required, has never filed Articles of Dissolution, has the requisite power and authority (corporate and otherwise), to own its property and conduct its business as such business presently is being conducted, and is qualified and in good standing as a foreign corporation in all jurisdictions where such qualification is required. Borrower maintains its principal office at 2883 Fifth Avenue, Huntington, West Virginia, 25702. Borrower is authorized to become a bank holding company and is duly registered by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder. Borrower owns all of the outstanding shares of stock of Citizens and Farmers.

(b) Citizens is a Kentucky banking organization, validly existing under the laws of the Commonwealth of Kentucky, has paid all fees due and owing to Kentucky and/or regulatory entities and agencies, has never filed Articles of Dissolution, is a member in good standing of the Federal Deposit Insurance Corporation, is not subject to any Order, Memorandum or Letter of Agreement with any bank regulatory agency, and has all requisite power and authority (corporate or otherwise) to own its assets and to conduct its business as such business is presently being conducted. Citizens does not own any property or carry on any activities that do or will require it to qualify to do business as a foreign organization in any state other than Kentucky. Citizens presently has authorized, and has issued and outstanding 559,800 shares of Common Capital Stock, $1 par value. All of such outstanding shares have been duly and validly issued, are fully paid and non-assessable, have not been issued in violation of any person’s pre-emptive rights and no options, rights or agreements to issue shares of Citizens exist. Citizens has no subsidiaries.

(c) Farmers is a Kentucky banking organization, validly existing under the laws of the Commonwealth of Kentucky, has paid all fees due and owing to Kentucky and/or regulatory entities and agencies, has never filed Articles of Dissolution, is a member in good standing of the Federal Deposit Insurance Corporation, is not subject to any Order, Memorandum or Letter of Agreement with any bank regulatory agency and has all requisite power and authority (corporate or otherwise) to own its assets and to conduct its business as such business is presently being conducted. Farmers does not own any property or carry on

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any activities that do or will require it to qualify to do business as a foreign organization in any state other than Kentucky. Farmers presently has authorized, and has issued and outstanding 18,750 shares of Common Capital Stock, $25 par value. All of such outstanding shares have been duly and validly issued, are fully paid and non-assessable, have not been issued in violation of any person’s pre-emptive rights and no options, rights or agreements to issue shares of Farmers exist. Farmers has no subsidiaries.

3.2 Authorization. Borrower has full right, power and authority to execute and deliver this Agreement, the Term Note, Stock Pledge and Security Agreement and other documents supplemental thereto, and to consummate the transactions contemplated hereby and thereby, and such actions have been duly and validly authorized by all necessary corporate actions. The documents executed by Borrower will be valid, legal and binding obligations, enforceable and in accordance with their respective terms.

3.3 Financial Statements. Borrower has delivered to Bankers’ audited financial statements for Borrower, consolidated with its subsidiaries for the twelve month period ended December 31, 2009, and they are hereby certified by Borrower to be complete and accurate in all respects. (“Financial Statements”). To the best of Borrower’s knowledge, after good faith investigation, the Financial Statements fairly present the financial condition of Borrower and any banks owned by Borrower, respectively, as of the date stated, and have been prepared in conformity with Generally Accepted Accounting Principals applied on a consistent basis for such periods.

3.4 Taxes. Borrower and all of its subsidiaries have filed all tax returns which are required to be filed and each such party has paid, or has made adequate provision for the payment of, all taxes which are, or may become, due pursuant to such returns or to assessments received by each of them and neither of them has been advised of or is aware of any deficiency with respect to any such periods which has not been paid or settled.

3.5 Litigation. There are no actions or proceedings pending, or to the knowledge of Borrower, threatened, against or effecting Borrower or its subsidiaries, or any of the rights or properties of any of them in any Court or before any governmental authority, or in any other forum, which involve the possibility of materially or adversely affecting Borrower’s, or its subsidiaries, their respective businesses, properties or rights, or the ability of Borrower to comply with the provisions of this Agreement and the documents supplemental hereto, and neither Borrower nor its subsidiaries is in default or non-compliance with respect to any Order, directive or written document of or with any Court or governmental authority.

3.6 Compliance with Instruments. Neither Borrower nor its subsidiaries are, to the extent applicable, in default under or violating:

        (a) Any provisions of their respective Articles of Incorporation or By-Laws; or

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(b) Any indenture, agreement, deed, lease, loan agreement, note or other instrument to which it is a party or is bound or to which it or its assets is subject. Neither the execution or delivery of this Agreement, the Term Note, the Stock Pledge and Security Agreement or the documents supplemental thereto, nor the consummation of the transactions contemplated therein, nor compliance with the terms, conditions or provisions thereof, will (i) conflict with or result in the breach of, or constitute a default under, any of the foregoing, (ii) result in the creation of any lien or encumbrance upon the assets of Borrower or its subsidiaries, other than the lien created thereby, or (iii) violate, or cause Borrower or its subsidiaries to violate, any Order, Memorandum, Agreement, Resolution, statute, law, rule, regulation, interpretation or ordinance of or with any governmental authority. No Event of Default, or condition which could reasonably result in an Event of Default, has occurred or is continuing.

3.7 Enforceability. Except as specified on Attachment 3.7, no registration with, notice to, consent or approval of any third party, including any governmental agency of any kind, is required for the due execution and delivery, or the enforceability of, this Agreement, or the documents supplemental hereto, or for the consummation of the loan transaction specified herein. With respect to the matters listed on Attachment 3.7, such consent or approval has been obtained, is in effect at Closing and copies thereof are attached as Attachment 3.7

3.8 Disclosure. Neither this Agreement, nor the Financial Statements referred to in Section 3.3 hereof, nor any other document, certificate or statement referred to herein, or furnished to Bankers’ by or on behalf of Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact which does or may materially or adversely effect the business, operations, affairs, prospects or condition of Borrower or its subsidiaries, or any of the properties or assets of any of them, which has not been specifically identified in this Agreement or in the Financial Statements.

3.9 Special Contracts. Except as specified in Attachment 3.9, there are no contracts or agreements of Borrower or Citizens or Farmers, which:

(a) Require any of them to repurchase any assets previously sold by them except for repurchase agreements entered into in the ordinary course of business; or

(b) Obligate Borrower beyond one year or in an amount greater than Five Hundred Thousand ($500,000) Dollars; or

(c) Obligate Citizens or Farmers beyond one year or in an amount greater than One Hundred Thousand ($100,000) Dollars; or

(d) Are otherwise material to the business of any of them.

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3.10 Title to Shares and Assets. Except as specified on Attachment 3.10, Borrower and Citizens and Farmers have good and marketable title to all their assets and property. None of the Shares of Citizens or Farmers covered by this Agreement are subject to any lien, charge, pledge, encumbrance, claim or security interest other than Bankers’ created hereby, nor are those shares subject to a voting trust or any other agreement or understanding which effects the ability of Borrower to vote or dispose of them. Other than liens or encumbrances permitted hereunder, there are no liens or encumbrances existing with respect to any assets of Borrower or Citizens or Farmers, except as specified on Attachment 3.10.

3.11 Compliance with Laws. Borrower and Citizens and Farmers are in compliance with all applicable governmental, occupational safety and health, workers compensation laws and regulations applicable to the conduct of their business and the ownership of their properties and they have obtained such licenses, permits, and governmental authorizations as are necessary to the carrying on of their businesses.

3.12 Use of Proceeds. Borrower shall use the proceeds of the Term Note solely and exclusively to retire all of Borrowers indebtedness to Lender existing pre-Closing and to further increase the capital accounts of Citizens, which increased capital shall be used by Citizens to purchase and acquire four (4) branch Bank facilities from Integra Bank, N.A.

3.13 Loans and Allowance for Loan and Lease Losses. Each of the allowances for possible loan and lease losses and any allowance for real estate owned for Citizens and Farmers is adequate (i) in all material respects to provide for all known and anticipated losses of each of them and (ii) in all material respects under the requirements of GAAP and standard banking practice to provide for possible losses, net recoveries relating to loans and leases previously charged off, on loans outstanding, lease receivables or real estate owned by them (including, without limitation, accrued interest receivable).

3.14 Repurchase Agreements. With respect to all repurchase agreements to which Borrower, Citizens or Farmers is a party, (i) where either Borrower, Citizens or Farmers has the obligation to sell securities, it has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where either Borrower, Citizens or Farmers has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

3.15 Absence of Changes. Except as specified on Attachment 3.15, since December 31, 2009, the business of Borrower and its subsidiaries has been conducted in the ordinary course of business and none of said entities has otherwise:

        (a) experienced or suffered any material adverse change in their assets, revenue or business;

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(b) borrowed or agreed to borrow any funds or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other person;

(c) created any encumbrance with respect to its properties, business or assets;

(d) sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the ordinary course of business;

(e) incurred or become subject to any claim or liability for any damages which could have a material adverse effect on it, for negligence or any other tort, or for breach of contract;

(f) entered into any contract other than in the ordinary course of business;

(g) forgiven or canceled any debts or claims, or waived or permitted to lapse any rights, other than in the ordinary course of business; or

(h) committed any act or omitted to do any act which would cause a breach of any contract to which it is a party or by which it is bound on the date hereof, which breach may reasonably result in a material adverse effect.

3.16 Environmental Matters. Except as specified on Attachment 3.16, apart from noncompliance which could not have a material adverse effect, Borrower, Citizens and Farmers have complied, and are currently in compliance, with all Environmental Laws, and neither of Borrower, Citizens or Farmers, nor any assets at any time owned, leased, operated or held as collateral by any of them is or has been (to their knowledge) in violation of any Environmental Laws. There are (to the knowledge of Borrower, Citizens or Farmers) no locations at any real estate or facilities now or heretofore owned, leased, operated or held as collateral by them or at which they have disposed of (or arranged for the disposal of) hazardous materials, where hazardous materials have caused conditions in the environment that require or required remedial action in order to comply with Environmental Laws, or the common law of nuisance, or which locations are the subject of any governmental body enforcement action or other investigation under any Environmental Laws, which may lead to any material adverse consequences for Borrower, Citizens or Farmers.

3.17 ERISA. Each employee benefit plan, including these defined in Section 3(3) of ERISA, which is maintained by Borrower, Citizens or Farmers for the benefit of their employees is in compliance with all applicable requirements of ERISA, the Internal Revenue Code and other applicable laws. No Reportable Event within the meaning of Section 4043 of ERISA has occurred and is outstanding with regard to any such employee benefit plan.

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3.18 Contract Status. Borrower, Citizens or Farmers is not in default under any contract, entered into in the ordinary course of business or otherwise, which default is reasonably likely to result in a material adverse effect with respect to Borrower, Citizens or Farmers.

3.19 Agency Actions. Borrower and its subsidiaries are parties to those Orders, Memoranda, Agreements, Resolutions or similar agreements with those Bank regulatory agencies as specified on Attachment 3.19.

3.20 Full Disclosure. None of the representations, warranties and statements of Borrower made in this Section III or in any other provisions of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

IV.

Covenants.

Borrower covenants that so long as this Agreement is in effect and until all obligations of Borrower to Bankers’ have been paid or satisfied in full, Borrower shall comply with the following covenants and shall take all necessary and appropriate action to cause its subsidiaries, as applicable, to so comply and therefore, warrants and agrees to their respective compliance with the following covenants:

4.1 Financial Statements and Other Information. If not available through electronic media, within the time frames specified, Borrower shall furnish to Bankers’ (i) copies of all Call and other Reports submitted by them to any Federal regulatory agency having or claiming supervisory authority over Borrower, Citizens or Farmers, promptly after such reports are submitted; (ii) if not included within the reports described in Subsection (i) of this sentence, copies, at least quarterly within forty-five (45) days after the end of each fiscal quarter of Citizens or Farmers, of the reports submitted to any federal agency which disclose the “average daily assets” and the “average net outstanding loans” of Citizens and Farmers, or if no reports containing such information are so submitted, a calculation in reasonable detail of such amounts certified as correct by their Chief Executive Officer(s) and Chief Financial Officer(s); (iii) as soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, an annual audit, including an audit of the balance sheet of Borrower on a consolidated basis with its subsidiaries, as of the end of the applicable fiscal year, and related audited statements of operations, changes in stockholders’ equity and cash flows for such years, setting forth in comparative form the figures for such fiscal year and the prior fiscal year, prepared in reasonable detail, and in conformity with Generally Accepted Accounting Principles accompanied by an opinion of Borrower’s Certified Public Accountants stating such facts, it being agreed that Bankers’ personnel shall have the right to on site review of the management report of such accounting firm to the Board of Directors

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of Borrower; (iv) Borrower shall promptly provide to Lender all reports and up-dates submitted to bank regulatory agencies by Borrower or its subsidiaries in conjunction with or as a part of the matters listed on Attachment 3.19, and all responses thereto, or relating thereto, by such agencies; and (v) with reasonable promptness, such other information concerning the business affairs and financial condition of Borrower and its subsidiaries as Bankers’ may reasonably request.

In conjunction with Borrower’s delivery of the information specified above, Borrower shall also submit a Certificate stating that there exists no Event of Default under this Agreement at the time of delivery. Borrower will, and will cause Citizens and Farmers, upon obtaining knowledge of an Event of Default, or any facts or events which could reasonably lead to an Event of Default hereunder, to deliver within three (3) days of obtaining such knowledge to Bankers’ a Certificate specifying the nature thereof, the period of existence thereof, and what action has been taken or is proposed to be taken with respect thereto.

4.2 Financial Records and Assets. Borrower and its subsidiaries shall: (i) keep true and complete financial records in accordance with Generally Accepted Accounting Principles consistently applied; (ii) maintain and make readily available to Bankers’ the books and records of each of them at their principal offices; and (iii) permit authorized representatives of Bankers’ to visit and inspect their respective properties and books and records, upon reasonable notice, and to discuss said matters with their respective officers and directors at reasonable times.

4.3 Insurance. Borrower, Citizens and Farmers shall each procure, maintain and carry in full force and effect general liability, public liability, workmens’ compensation liability and property damage insurance with respect to their respective operations to such extent, in such amounts and with such deductibles as are commonly carried by prudent businesses similarly situated, and shall cause Citizens and Farmers to obtain and maintain “standard bankers bond insurance” protecting it from loss.

4.4 Obligations. Borrower and its subsidiaries, respectively, shall pay in full, and when due, all taxes, assessments, governmental charges and levies (except those being contested in good faith) and all obligations for, or on account of, borrowed funds.

4.5 Corporate Existence. Borrower and its subsidiaries will do or cause to be done all things necessary to preserve in good standing and keep in full force and effect the corporate existence and rights and franchises of Borrower and its subsidiaries, and to comply with all applicable laws and regulations applicable to them.

4.6 Maintenance of Properties. Borrower, Citizens and Farmers will maintain in good repair, working order and condition all property owned by them or used in their businesses.

4.7 Disclosure. Borrower and its subsidiaries shall promptly notify Bankers’ of any fact or

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event, including the institution of any litigation, investigation or proceeding, which could reasonably have a material adverse effect upon the businesses or assets of any of them, or their subsidiaries, and shall provide prompt notice to Bankers’ of any default by any of them under any obligation, deed, indenture, liability, indebtedness, agreement, contract or note or other instrument or document to which any of them is a party, of any breach or failure of any covenant made herein, and of any proceeding, investigation, order, judgment, memorandum or letter of agreement against Borrower or its subsidiaries affecting or relating to any property or business of Borrower or its subsidiaries in any material adverse respect.

4.8 Performance Agreements. Unless disputed in good faith, Borrower and its subsidiaries shall comply with all their respective agreements and obligations to and with all parties, and will not permit any event or fact to exist which could have a material adverse effect upon their businesses or assets.

4.9 Compliance with Laws. Borrower and its subsidiaries shall comply with all applicable material laws, regulations and orders, so long as the applicability thereof is not being continuously and promptly contested in good faith, but in any event, each shall promptly advise Bankers’ of any such contest, and the pertinent facts applicable thereto.

4.10 Use of Proceeds. Borrower shall not, directly or indirectly, use any part of the Credit Facility provided for under this Agreement for any purpose other than as provided for herein.

4.11 Loan to Officers and Directors. Borrower shall cause Citizens and Farmers to be in continuous compliance with, and shall not violate, the provisions of Regulation O as promulgated by the Federal Reserve Board of Governors.

4.12 Dividend and Stock Ownership Restriction. Citizens and Farmers may pay, declare or make any dividend payments during any calendar year during the term of this Agreement in compliance with both federal and Kentucky law; provided, however, that at no time shall Borrower’s outstanding obligations to Bankers’ under this Credit Facility exceed seventy-five (75%) percent of the combined equity of Citizens and Farmers. So long as this Agreement is in effect, neither Citizens nor Farmers shall return any capital to their stockholders as such or make any distribution of assets to their stockholders, and except as specified herein, neither Citizens nor Farmers shall create or issue any new shares of any class of stock without prior written consent of Bankers’. Borrower will continue to own l00% of the outstanding capital stock of Citizens and Farmers, all of such shares of Citizens and Farmers to be free and clear of all liens, encumbrances or any cloud of title whatsoever, except as granted to Bankers’ hereunder. Bankers’ shall continue to hold and own a first priority security interest in and to one hundred (100%) percent of the issued and outstanding capital stock of Citizens and Farmers.

4.13 Limitation of Debt or Stock Issuances. Borrower shall not incur debt except in the ordinary course of its business. Neither Citizens nor Farmers shall issue bonds, debentures,

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trust preferred securities, capital or other notes, or debt of similar nature. Farmers and Citizens shall be permitted to borrow from the Federal Home Loan Bank on a short and/or long term basis in the ordinary course of business.

4.14 Limitation on Encumbrances. Neither Borrower nor its subsidiaries will directly or indirectly, subordinate to any other person the payment of any indebtedness owed by any person to any of them, nor, except as specified on Attachment 3.10, shall they incur, create, assume or suffer to exist, any pledge, lien or encumbrances upon any properties or assets owned by any of them, except for security interest held by Bankers’, but so long as no other provision of this Loan Agreement and the documents supplemental hereto is violated, the following are permitted:

(a) Mechanics, materialmens, carriers and other similar liens incurred in the ordinary course of business; and

(b) Liens of taxes or assessments not at the time due, or the liens of taxes or assessments already due, but the validity of which is being contested in good faith and which adequate reserves have been established; and

(c) Judgment liens, so long as the finality of such Judgment is being contested in good faith and execution thereon is stayed; and

(d) Easements, zoning restrictions or similar defects, encumbrances or restrictions the existence of which does not impair the use of the property subject thereto; and

(e) Actions appropriate under customary banking practices in dealing with past-due “work-out” loans.

4.15 Contingent Liabilities. Except for customary actions and procedures under the Gold Medallion Guaranty Program, neither Borrower nor its subsidiaries will guarantee or become a surety for or otherwise become contingently liable for any obligations of any other person.

4.16 Lease Obligation. Except as specified on Attachment 4.16, without Bankers’ prior written consent, which shall not be unreasonably withheld by Bankers’, neither Borrower, Citizens nor Farmers will enter into any arrangements with any person involving the leasing by one or either of them of any real or personal property or interest therein which requires payment with respect to Borrower in excess of Five Hundred Thousand ($500,000), in the aggregate, or with respect to either Citizens or Farmers in excess of One Hundred Thousand ($100,000) Dollars in aggregate in any calendar year.

4.17 Subsidiaries. Except as presently existing, neither of Borrower, Citizens nor Farmers shall create or acquire any subsidiaries without Bankers’ prior written consent, which shall not be unreasonably withheld.

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4.18 Amendment to Articles or By-Laws. Neither Citizens nor Farmers will amend their respective Articles of Incorporation or any material provisions of their By-Laws, without the prior written consent of Bankers’.

4.19 Transactions with Affiliates. Neither Borrower, Citizens nor Farmers shall make any advances to, or enter into any contract or agreement material to the business of either of them, with any affiliate, other than in the ordinary course of banking business, without the prior written consent of Bankers’, which shall not be unreasonably withheld.

4.20 Sale of Assets, Merger, Dissolution. Neither Borrower, Citizens nor Farmers shall dispose of all or substantially all their assets, or any portion of their assets which are material to either of them, their business operations or their financial condition, except in the ordinary course of business. None of them shall purchase all or substantially all of the assets of any person, purchase, create or acquire any interest in any other enterprise or entity, liquidate, dissolve, consolidate or merge with any other person or effect a split, reverse split, recapitalization, reorganization, reclassification or take any similar corporate action without the prior written consent of Bankers’.

4.21 Financial Condition. Borrower, Citizens and Farmers, shall at all times maintain their financial conditions so as to be acceptable to Bankers’, in its sole discretion.

4.22 Hazardous Waste. Except as specified at Attachment 3.16, neither Borrower nor its subsidiaries have or will permit to be stored or released or discharged upon, in or under any premises or property owned or leased by them, any toxic materials or hazardous substance as defined under applicable federal and state law; nor do either of them have any knowledge of the prior storage of any such substance or material in, on or under any of their respective properties, nor do either of them have any knowledge of any environmental spill, damage or release or any environmental lien on any of their respective properties.

4.23 Conduct of Business in Ordinary Course. Without in any way limiting or otherwise altering the terms, promises, covenants and agreements contained herein, Borrower nor its subsidiaries shall not engage in any transaction other than in good faith in the ordinary course of business.

4.24 Regulatory Proceedings. Borrower shall notify Bankers’ in writing within three (3) business days should Borrower, Citizens, or Farmers become subject to any additional or revised Order, Memorandum, Letter of Agreement or any proceeding instituted by any governmental regulatory agency having jurisdiction over any of them. Upon such notice, Borrower shall provide Bankers’ with a plan of action addressing any such proceeding within 90 calendar days of the effective date of the proceeding. Furthermore, Borrower shall provide updates as to the progress toward achieving satisfactory resolution of any such proceeding within 30 days of each March 31, June 30, September 30 and December 31 of

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each year during the term of this Loan Agreement and such information pertaining to the proceedings as Bankers’ may request at any time.

4.25 Financial Status. Citizens and Farmers shall maintain at the end of each fiscal quarter a ratio of Tier 1 Capital to Risk Based Assets of 8% and a ratio of Total Qualifying Capital to Risk Based Assets, in amounts to qualify as, and meet the criteria of, “well capitalized” as specified and defined by the Federal Deposit Insurance Corporation.

4.26 Return on Assets. Citizens and Farmers shall maintain a rate of Net Income to Total Assets of a minimum of six tenths of one (0.60%) percent for each fiscal year this Credit Facility is in effect.

4.27 Loan Loss Reserve. Each of Citizens and Farmers shall, at all times, maintain an adequate loan loss reserve to provide for all of its known and anticipated losses and adequate under the requirements of GAAP and standard banking practices. Adequacy shall be calculated using the methodology determined by Citizens and Farmers and approved by their Boards of Directors and validated by their primary bank regulatory agency. The reserve shall be at least equal to the lowest amount calculated to be adequate under their methodology and shall be reported promptly to Bankers’ as of December 31, March 31, June 30 and September 30 of each year.

4.28 Designation of Loans as Non-Accruing. Citizens and Farmers shall place each loan made by either of them or in which they have purchased a non-recourse participation interest on a non-accrual basis on their books and records in accordance with the requirements and guidelines of the governmental body having jurisdiction over Citizens and Farmers.

4.29 Non-Performing Loans.

Neither Citizens nor Farmers shall permit the sum of (i) their aggregate unpaid principal and accrued interest on loans and leases or in which they have purchased a non-recourse participation and which is more than ninety (90) days past due, (ii) the aggregate of their unpaid principal and accrued interest on loans and leases or in which they have purchased a non-recourse participation and which have been placed in a non-accrual basis and (iii) the value on their books of other real estate owned as determined by reference to their most recent quarterly report of condition and income, to exceed (a) as of any two consecutive fiscal year ends 3% of the total loans and leases made by them or in which they have purchased a non-recourse participation, net of unearned income or (b) as of their fiscal year ends, 5% of the total loans and leases made by them or in which they have purchased a non-recourse participation, in each case net of unearned income.

4.30 Change of Control. None of Borrower, Citizens nor Farmers shall experience a Change of Control as defined under applicable laws and regulations of federal and state banking agencies.

EXHIBIT 10.1 - continued

4.31 Principal Office. Borrower shall not change its principal office, or that of Citizens or Farmers, without Bankers’ written consent, which shall not be unreasonably withheld by Bankers’.

4.32 Compliance with Agency Requirements. Borrower shall continue to be in material compliance of the requirements of each banking agency Order, Memorandum, Letter or similar agreement to which it is a party.

V.

Events of Default

Each of the following shall constitute an Event of Default under this Agreement (whether the occurrence of same shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body):

5.1 Payments. Failure to make payment of the principal of, or interest or cost upon, the Term Note within ten (10) days after the due date of such payment.

5.2 Covenants and Agreements. If any covenant or agreement required pursuant to this Agreement, the Term Note, the Stock Pledge or Security Agreement or any other documents supplemental thereto, (other than as referred to in Section 5.1 above) to be kept or performed by Borrower or its subsidiaries, shall not be kept or performed and such failure or breach shall not be remedied within the time period, if any, provided in any such loan document; provided that in the case of a breach of any provision of this Loan Agreement, such failure or breach shall not be remedied within thirty (30) days after Bankers’ provides Borrower with notice of such breach. Borrower shall be strictly liable and accountable for any such default by such other person specified.

5.3 Other Obligations. If any default shall be made in the due and punctual payment or performance of any of the other obligations of Borrower or its subsidiaries other than the Agreement, the Term Note or the Stock Pledge and Security Agreement, and such default shall not be remedied within thirty (30) days after the date for such payment and/or performance.

5.4 Representations and Warranties. If any representation or warranty contained herein shall be untrue at the time when made or during the terms of this Agreement.

5.5 Judgments and Liens. If a final judgment or judgments for the payment of money in excess of the sum of Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate shall be rendered against either Borrower, Citizens or Farmers and such judgment or judgments

EXHIBIT 10.1 - continued

shall remain unsatisfied and in effect and shall not have been discharged by the last to occur of: (i) the expiration of thirty (30) consecutive days after the entry thereof, if execution thereon shall not have been stayed pending appeal, or (ii) if so stayed, thirty (30) days after the expiration of such stay; or if a lien or notice of lien is filed against any of Borrower’s, Citizens’ or Farmers’ assets (other than a lien of ad valorem taxers not yet due and payable or any mechanics’ or materialmen or suppliers’ lien filed pursuant to applicable law for monies not yet due and payable), and the same is not released within twenty (20) days after the filing thereof.

5.6 Solvency. If Borrower or any banking subsidiary of Borrower, as applicable, shall (a) discontinue business; or (b) make a general assignment for the benefit of creditors; or (c) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of their assets; (d) be adjudicated bankrupt or insolvent; or (e) file a voluntary petition in bankruptcy or file a petition or answer seeking reorganization or an arrangement with creditors to seek to take advantage of any other law (whether federal or state) relating to relief from debtors, or admit (by answer, default or otherwise) the material allegations of any involuntary petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief from debtors; or (f) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state), if the same is not dismissed within thirty (30) days after the date of such filing; or (g) suffer or permit any judgment, decree or order entered by a court or governmental agency of competent jurisdiction which assumes control of any of them or approves a petition seeking reorganization, composition or arrangement of any of them or any other judicial modification of the rights of any of their respective creditors, or appoints a receiver, trustee or liquidator for any of them or for all or a substantial part of any of the businesses or assets of any of them; or (h) be enjoined or restrained from conducting all or a material part of any of the businesses as then conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof.

5.7 Impairment of Permits, Security of Payment. If Borrower, Citizens or Farmers shall fail to seek, gain, obtain, and retain all licenses, permits and all other approvals of any governmental agency or other person necessary to continue their respective businesses.

5.8 Borrower Impairment. If Bankers’, at any time in good faith, shall deem itself insecure or shall determine that a substantial likelihood exists that Borrower will be unable to repay the Credit Facility in accordance with its terms, or perform the other obligations of Borrower to Bankers’ arising under this Agreement or any other document supplemental hereto.

5.9 Change of Control. If Borrower, Citizens or Farmers experiences a Change of Control as defined by applicable laws and regulations of federal and state banking agencies.

EXHIBIT 10.1 - continued

VI.
Rights and Remedies Upon Default.

Notwithstanding any contrary provision or inference herein or elsewhere:

6.1 Bankers’ Right to Declare Default in its Sole Discretion. If any Event of Default referred to in this Agreement entitled “Events of Default”, except for Section 5.6 of that Article, shall occur or begin to exist, Bankers’ may declare the Credit Facility, including the Term Note, and each or all of the other obligations of the Borrower to Bankers’ to be, whereupon the same shall be, immediately due and payable in full, all without any presentment, demand or notice of any kind, all of which are hereby expressly waived by Borrower; and

6.2 Automatic Default. If any Event of Default referred to in Section V of the Article of this Agreement entitled “Events of Default” shall occur, the Credit Facility, and all of Borrower’s other obligations to Bankers’ shall thereupon become immediately due and payable in full, all without presentment, demand or notice of any kind, all of which are hereby expressly waived by Borrower; and

6.3 Enforcement. Immediately upon a declaration of a Default pursuant to Section 6.1 of this Article or the occurrence of an Event of Default resulting in automatic Default pursuant to Section 6.2 of this Article, Bankers’ may exercise any and all rights at law or in equity to realize upon the security afforded herein or under any other loan document, including without limitation, the security secured pursuant to the Stock Pledge and Security Agreement, the right to seize any collateral securing the Credit Facility and the right to commence proceedings for the foreclosure upon and sale of any or all of the collateral in any sequence or order whatsoever and to pursue all remedies afforded under the terms of any Loan Document; and

6.4 Right of Set-Off. If any Event of Default or default conditions shall occur or begin to exist, Bankers’ shall have the right then, or any time thereafter, to set off against, and to appropriate and apply toward the payment of the unpaid principal of and accrued and unpaid interest on the Term Note, in such order as Bankers’ may select in its sole and absolute discretion, whether or not the Term Note shall then have matured or be due and payable and whether or not Bankers’ has declared the Term Note to be in default and immediately due and payable, any and all deposit balances, other sums, indebtedness and other property then held or owed by Bankers’ or for the credit or account of Borrower, and in and on all of which Borrower hereby grants Bankers’ a first priority security interest and lien to secure the payment of the Note, all without notice to or demand upon Borrower or any person, all such notices and demands being hereby expressly waived.

EXHIBIT 10.1 - continued

6.5 Rights Cumulative. All of the rights and remedies of Bankers’ upon occurrence of an Event of Default hereunder shall be cumulative to the greatest extent permitted by law and shall be in addition to all those rights and remedies afforded Bankers’ at law or in equity or bankruptcy.

VII.

Miscellaneous

7.1 Courses of Dealing; No Waiver. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by Bankers’ shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of Bankers’ be exclusive of any other right, power, remedy or privilege referred to herein or in any related document, or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by Bankers’, either independently or concurrently with others, and as often and in such order as Bankers’ may deem expedient. Bankers’ shall not be deemed to have waived any rights under this Agreement, unless such waiver is given in writing and signed by Bankers’. No delay or omission on the part of Bankers’ in exercising any right shall operate as a waiver of such right or any other right. A waiver by Bankers’ of a provision of this Agreement shall not prejudice or constitute a waiver of Bankers’ right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Bankers’, nor any course of dealing between Bankers’ and Borrower, shall constitute a waiver of any of Bankers’ rights or of any of Borrower’s obligations as to any future transactions. Whenever the consent of Bankers’ is required under this Agreement, the granting of such consent by Bankers’ in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Bankers’.

7.2 No Oral Amendment. No amendment or modification of any provision of the Loan Agreement, Note, Stock Pledge and Security Agreement, or documents supplemental thereto, nor consent to any departure by any party therefrom, shall be binding and effective unless the same shall be in writing and signed by Bankers’, which writing shall be strictly construed.

7.3 Indemnification. Borrower agrees to indemnify Bankers’, and to defend and hold harmless Bankers’, its affiliates, participants, officers, directors, employees and agents from, all claims, demands, causes of action, damages, settlement costs and/or expenses (including without limitation, attorneys’ fees of counsel selected by Bankers’ to defend) which arise out of or in any way connected with the making, maintenance or collection of the Credit Facility (including without limitation, claims, demands, causes of action, damages, settlement costs and/or expenses resulting from or involving the Borrower’s or its subsidiaries, acts or

EXHIBIT 10.1 - continued

omissions, and which are asserted by a third party). This Agreement and all obligations provided for by this Section 7.3 shall survive the termination or cancellation of this Agreement. All amounts due pursuant to these provisions shall constitute a part of the Credit Facility, payable upon demand, and until all such amounts are paid, interest shall accrue at the rate set forth in the Term Note as applicable to overdue payments of the principal and/or interest.

7.4 Time of Essence. Time shall be of the essence in the performance of all of the obligations of Borrower.

7.5 Successors. The provisions of this Loan Agreement shall bind and benefit Borrower and Bankers’, and the respective heirs, successors, legal representatives and assigns of each of them, including each subsequent holder, if any, of the Term Note.

7.6 Captions. The several captions, section heading and subsection headings of this Agreement are inserted for convenience only and shall be ignored in interpreting the provision of this Agreement.

7.7 Governing Law. This Agreement, the Note, and documents supplemental thereto and all other related writings and the respective rights and obligations of the parties thereto shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

7.8 Severability. The invalidity or unenforceability of any provision hereof shall not affect or impair the validity or enforceability of any other provisions.

7.9 Entire Agreement. This Agreement, the Term Note, the Stock Pledge and Security Agreement and the documents supplemental thereto contain the final, complete and exclusive agreement of the parties pertaining to its subject matter and cancel and supersede all prior written and oral agreements pertaining hereto.

7.10 Notices. All notices required or permitted to be given hereunder shall be sufficient if given in writing and delivered personally, or delivered or sent by registered or certified mail, postage prepaid, addressed as follows:

Borrower:                                             Robert W. Walker, President/CEO
Premier Financial Bancorp, Inc.
2883 5th Avenue
Huntington, West Virginia 25702

EXHIBIT 10.1 - continued

Bankers’:                                             The Bankers’ Bank of Kentucky, Inc.
Attention: John Clark, Executive Vice President
Post Office Box 713
Frankfort, Kentucky 40602

or, as to each party, at such other address as such party shall have designated in a written notice to the party giving such notice or communication. All such notices and communications shall be, when mailed, in accordance with the foregoing, deemed given one (1) day following the date deposited in the United States mails, first class mail, postage prepaid.

7.11 No Third Party Beneficiaries. The provisions of this Agreement shall inure to the benefit and responsibility of the parties hereto, their heirs, successors and assigns (but only to the extent such assignment is permitted herein) and shall not benefit or affect any third party.

7.12 Gender, Number: Accounting Principles. As used herein, any gender includes all other genders, the singular includes the plural, and the plural includes the singular. Except as otherwise provided herein, all accounting terms used herein shall be defined in accordance with Generally Accepted Accounting Principles.

7.13 Exhibits. Any Exhibits and Attachments hereto, and all terms and provisions thereof, are deemed to be a part hereof as if fully set forth herein and are deemed to be incorporated by reference herein.

7.14 Compliance with Covenants. Each covenant by the Borrower contained in the Article of this Agreement entitled “Covenants” shall be construed without reference to any other such covenant, and any determination of whether is in compliance with any such covenant shall be made without reference to whether Borrower is in compliance with any other such covenant.

7.15 Consent to Jurisdiction and Venue; Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THE CIRCUIT COURTS OF FRANKLIN COUNTY, KENTUCKY AND/OR UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF KENTUCKY, SITTING IN FRANKFORT, KENTUCKY, SHALL BE THE SOLE PROPER VENUE FOR THE RESOLUTION OF ANY DISPUTES, CLAIMS OR PROCEEDINGS REGARDING THE OBLIGATIONS AND LIABILITIES OF BORROWER UNDER THIS AGREEMENT AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A DETERMINATION OF ANY SUCH PROCEEDING AGAINST OR INVOLVING BANK BY A COURT IN ANY OTHER VENUE AND AGREES NOT TO PLEAD OR CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN THE CIRCUIT COURT OF

EXHIBIT 10.1 - continued

FRANKLIN COUNTY, KENTUCKY AND/OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF KENTUCKY, SITTING IN FRANKFORT, KENTUCKY, HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER FURTHER AGREES THAT SERVICE OF PROCESS BY ANY JUDICIAL OFFICER OR BY REGISTERED OR CERTIFIED U.S. MAIL SHALL ESTABLISH PERSONAL JURISDICTION OVER BORROWER AND BORROWER WAIVES ANY RIGHTS UNDER THE LAWS OF ANY STATE TO OBJECT TO JURISDICTION WITHIN THE COMMONWEALTH OF KENTUCKY.

7.16 Waiver of a Jury Trial. BORROWER HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO A BUSINESS RELATIONSHIP WITH BORROWER AND THAT BANK HAS ALREADY RELIED ON THE WAIVER IN ITS RELATED FUTURE DEALINGS WITH BORROWER. BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT (IF ANY). IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.17 Relationship of the Parties. Bankers’ and Borrower intend that the relationship between them be solely that of creditor and debtor. Nothing contained in the Loan Documents shall be deemed or construed to create a partnership, fiduciary relationship, joint venture or co-ownership by or between the parties herein. Bankers’ shall not, in any way, be responsible or liable for the debts, losses, obligations or duties of Borrower. All obligations to pay property or other taxes, assessments, insurance on the collateral and all other fees and

EXHIBIT 10.1 - continued

charges arising from the ownership and operation of the assets of Borrower shall be the sole responsibility of the Borrower.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

The Bankers’ Bank of Kentucky, Inc.:

/s/ John B. Clark
By: John Clark
Title: Executive Vice President

Premier Financial Bancorp, Inc.:

/s/ Robert W. Walker
By: Robert W. Walker
Title: President/CEO

EXHIBIT 10.1 - continued

ATTACHMENTS

3.7	-	Consents, Approvals
3.9	-	Contracts
3.10	-	Title to Shares and Assets
3.15	-	Absence of Changes
3.16	-	Environmental Matters
3.19	-	Matters with Bank Regulatory Agencies
4.13	-	Exceptions to Debt Limitations
4.16	-	Exceptions to Lease Obligations

EXHIBIT 10.1 - continued

Schedule 3.7  Consents and Approvals

1.)           Request and approval from Federal Reserve Bank of Richmond to borrow $6 million in new debt is attached as Exhibit 3.7(a)

2.)           Request and written consent from First Guaranty Bank to enter into debt agreement is attached as Exhibit 3.7(b).

EXHIBIT 10.1 - continued

Schedule 3.9  Contracts

1.)           Loan Agreement dated April 30, 2008 between Borrower and First Guaranty Bank, Hammond, Louisiana

2.)           Line of Credit Agreement dated December 31, 2009 between Borrower and First Guaranty Bank, Hammond, Louisiana

3.)           Line of Credit Agreement dated December 30, 2009 between Borrower and First Sentry Bank, Huntington, West Virginia

4.)           Data processing contract dated December 20, 2004, updated to include internet banking and bill payment services, and extension dated April 27, 2010 between Borrower and Fiserv Solutions, Inc. also obligating Farmers and Citizens for their respective portions of services rendered.

5.)           Item processing contract dated December 30, 2004 and extension dated April 27, 2010 between Borrower and Fiserv Solutions, Inc. also obligating Farmers and Citizens for their respective portions of services rendered.

6.)           Data processing contract dated May 13, 2010 between Borrower and Fidelity Information Services, Inc. covering core data processing, item processing, internet banking services, network services, customer authentication services and electronic funds transfer services also obligating Farmers and Citizens for their respective portions of services rendered.

7.)           Citizens entered into a Branch Purchase and Assumption Agreement with Integra Bank, National Association on April 29, 2010 whereby Citizens will purchase four branches of Integra Bank with total deposits not to exceed $74,000,000.  The closing of this transaction is scheduled for September 10, 2010.

8.)           On July 29, 2010, Consolidated Bank and Trust Company (“CB&T” or “the Bank”), a wholly owned subsidiary of Borrower, the Federal Reserve Bank of Richmond (“FRB”) and the State Corporation Commission Bureau of Financial Institutions (“Virginia Bureau”) entered into a written agreement (“Written Agreement”) requiring CB&T to perform certain actions primarily designed to improve the credit quality of the Bank.  Abigail Adams National Bancorp, Inc. (“AANB”), as parent of CB&T, and Borrower, as parent of AANB, were also named as parties to the Written Agreement to ensure that the Bank complies with the Written Agreement.

9.)           On October 1, 2008, the Borrower’s subsidiary Adams National Bank (“Adams National”), entered into a written agreement on October 1, 2008 with its primary regulator, the OCC.  The written agreement outlined a number of steps to be taken by Adams National to remedy unsafe and unsound banking practices relating to the level of credit risk and the administration of the loan portfolio, and violations of credit-related laws and regulations at the bank.

10.)           Letter Agreement and Securities Purchase Agreement with the United States Department of the Treasury dated October 2, 2009.

11.)           ATM processing contract dated May 1, 2008 between Borrower and Fifth Third Bank also obligating Farmers and Citizens for their respective portions of services rendered.

12.)           Overdraft permission contract dated September 1, 2007 between Citizens and Stratis Technologies, Inc.

13.)           Checkbook printing services contract dated February 23, 2006 between Borrower and Clarke American.

EXHIBIT 10.1 - continued

Schedule 3.10  Title to Shares and Assets

1.)           Loan Agreement dated April 20, 2008 between Borrower and First Guaranty Bank, Hammond, Louisiana encumbering Borrower’s stock ownership of Boone County Bank, Inc.

2.)           Line of Credit Agreement dated December 30, 2009 between Borrower and First Sentry Bank, Huntington, West Virginia encumbering Borrower’s stock ownership of Ohio River Bank, Inc.

3.)           Line of Credit Agreement dated December 31, 2009 between Borrower and First Guaranty Bank, Hammond, Louisiana encumbering Borrower’s stock ownership of Boone County Bank, Inc.

4.)           Standard FHLB blanket lien on 1-4 family mortgages at Farmers to secure the following FHLB borrowings:
             $1,200,000 amortizing 10 year note maturing on October 31, 2011,
Sept 30, 2006 balance, $554,659
             $1,500,000 amortizing 10 year note maturing on June 11, 2012,
Sept 30, 2006 balance, $625,774

5.)           Citizens and Farmers routinely pledge investment portfolio securities in the normal course of business to collateralize certain deposits from customers that exceed $100,000.  The aggregate pledged balance is reported quarterly in the FDIC call report on Schedule RC-B.

EXHIBIT 10.1 - continued

Schedule 3.15  Absence of Changes

Since December 31, 2009 the following events have occurred:

1.)           Citizens entered into a Branch Purchase and Assumption Agreement with Integra Bank, National Association on April 29, 2010 whereby Citizens will purchase four branches of Integra Bank with total deposits not to exceed $74,000,000.  The closing of this transaction is scheduled for September 10, 2010.

2.)           Citizens entered into a Loan Purchase Agreement with Integra Bank, National Association on April 29, 2010 whereby Citizens agreed to purchase up to $15.0 million of commercial loans before June 30, 2010.  Citizens purchased approximately $8.1 million in June of 2010.

3.)           On July 29, 2010, Consolidated Bank and Trust Company (“CB&T” or “the Bank”), a wholly owned subsidiary of Premier, the Federal Reserve Bank of Richmond (“FRB”) and the State Corporation Commission Bureau of Financial Institutions (“Virginia Bureau”) entered into a written agreement (“Written Agreement”) requiring CB&T to perform certain actions primarily designed to improve the credit quality of the Bank.  Abigail Adams National Bancorp, Inc. (“AANBI”), as parent of CB&T, and Premier, as parent of AANBI, were also named as parties to the Written Agreement to ensure that the Bank complies with the Written Agreement.

The Written Agreement requires the Bank to submit written plans to strengthen board oversight of the Bank, improve the Bank’s asset quality, review and revise the Bank’s methodology for determining the allowance for loan losses, maintain sufficient capital at the Bank, improve the Bank’s earnings, and enhance the Bank’s liquidity position and funds management practices.  The Bank is also required to submit quarterly written progress reports.  The agreement restricts the Bank’s ability to declare and pay dividends without prior written approval of the regulatory agencies or incur, increase, or guarantee any debt without prior written approval of the regulatory agencies.

In addition to ensuring the Bank complies with provisions of the Written Agreement, Premier is also specifically subject to the provision requiring prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System for declaring or paying any dividends, and the provision requiring prior written approval of the FRB before incurring, increasing or guaranteeing any debt or purchasing or redeeming any shares of its stock.

4.)           On August 19, 2010, the FRB denied Premier’s request to pay an $0.11 cash dividend to shareholders on September 30, 2010.

EXHIBIT 10.1 - continued

Schedule 3.16  Environmental Matters

No known environmental matters.

EXHIBIT 10.1 - continued

Schedule 4.13  Exceptions to Debt Limitations

1.)           Loan Agreement dated April 30, 2008 between Borrower and First Guaranty Bank, Hammond, Louisiana.  $9,452,054.99 outstanding as of September 8, 2010.

2.)           Line of Credit Agreement dated December 31, 2009 between Borrower and First Guaranty Bank, Hammond, Louisiana.  None outstanding as of September 8, 2010.

3.)           Line of Credit Agreement dated December 30, 2009 between Borrower and First Sentry Bank, Huntington, West Virginia.  None outstanding as of September 8, 2010.

EXHIBIT 10.1 - continued

Schedule 4.16  Exceptions to Lease Obligations

No leases exist as of September 8, 2010 which would obligate Borrower in excess of $500,000, in the aggregate, or obligate Citizens or Farmers in excess of $100,000, in aggregate, per calendar year.